Exhibit 11(a)

May 2, 2005

Greenwich Street Series Fund

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Greenwich Street Series Fund (“Greenwich Fund”), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of Fundamental Value Portfolio (the “Fund”), a series of Greenwich Fund, to furnish you with this opinion in connection with Greenwich Street’s filing of its Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering the shares of beneficial interest of the Fund, par value $.001 per share (the “Shares”), to be issued pursuant to a Plan of Reorganization (the “Plan”). The Plan provides for the proposed acquisition by the Fund of all of the assets of the Salomon Brothers Variable All Cap Value Fund (the “Acquired Fund”), another series of the Greenwich Fund, solely in exchange for the Shares and the assumption by the Fund of all of the liabilities of the Acquired Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Fund’s Master Trust Agreement and By-Laws, each as amended, and the form of the Plan to be included in the Prospectus/Proxy Statement included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others, which facts we have not independently verified. We have further assumed that the Plan will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, it will constitute the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms.

Greenwich Street Series Fund

May 2, 2005

Based upon the foregoing, we are of the opinion that the Shares of the Fund, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our consent.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the Commonwealth of Massachusetts, we have relied upon the opinion of Goodwin Procter LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP